UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

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Tribune Publishing Company

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Explanatory Note:

On May 31, 2016, Tribune Publishing Company issued a press release, a copy of which is attached hereto.

GANNETT CONTINUES TO MISLEAD TRIBUNE PUBLISHING SHAREHOLDERS

CHICAGO, May 31, 2016 -- Tribune Publishing Co. (NYSE: TPUB) today issued the following statement in response to Gannett Co., Inc.’s (NYSE:GCI) repeated attempts to mislead Tribune shareholders and seize control of the Company.

Over the past several weeks, the Tribune Publishing Board of Directors has thoroughly evaluated and responded to various proposals by Gannett to acquire the Company.  Importantly, the Board’s process and approach has been fully supported by three of the leading independent proxy voting and corporate governance advisory firms – Institutional Shareholder Services Inc. (“ISS”), Glass, Lewis & Co. (“Glass Lewis”), and Egan-Jones.

There are several important facts that Gannett continues to ignore in its desperate pursuit of Tribune:

•                Oaktree Capital Management, L.P. and Towle & Co., the two Tribune shareholders referenced in Gannett’s most recent communication, both REJECTED opportunities to sell their shares for $15.00 per share in cash.  This clearly indicates they agree with the Board that Tribune shares are worth more than Gannett’s proposal.

•                Gannett has yet to put forth a compelling offer to acquire Tribune.  In addition, we have yet to see evidence of committed financing from Gannett, which we believe is certainly in question given its approximately $650 million pension and OPEB liability.

•                Gannett conveniently overlooks the fact that on May 23, Tribune invited Gannett to participate in mutual due diligence in order to see if a transaction can be negotiated – the very type of engagement Gannett claims to be seeking.  The only condition to proceeding is Gannett’s willingness to execute a customary nondisclosure agreement that protects Tribune’s confidential information.  We have no preconceived ideas about where any discussions might lead, but we are committed engaging further in an effort to identify potential additional value for the Company’s shareholders.

The Board and management team of Tribune Publishing are committed to delivering value for all Tribune shareholders and remain unrelenting in their pursuit of value, whether on a standalone basis or through a transaction.   The Company is confident in its plan to leverage technology and effectively monetize its world class content and remains focused on taking the necessary steps to transform its business in response to the massive changes that have overtaken the publishing industry.

Cautionary Statements Regarding Forward-looking Statements:

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties, including, without limitation, statements regarding Tribune Publishing’s expectations regarding its strategic transformation plan and any discussions with Gannett. Statements containing words such as “may,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “project,” “will,” “projections,” “continue,” “business outlook,” “estimate,” “outlook,” or similar expressions constitute forward-looking statements. Differences in Tribune Publishing’s actual results from those described in these forward-looking statements may result from actions taken by Tribune Publishing as well as from risks and uncertainties beyond Tribune Publishing’s control. These risks and uncertainties include competition and other economic conditions including fragmentation of the media landscape and competition from other media alternatives; changes in advertising demand, circulation levels and audience shares; the Company’s ability to develop and grow its online businesses; the Company’s reliance on revenue from printing and distributing third-party publications; changes in newsprint prices; macroeconomic trends and conditions; the Company’s ability to adapt to technological changes; the Company’s ability to realize benefits or synergies from acquisitions or divestitures or to operate its businesses effectively following acquisitions or divestitures; the Company’s success in implementing expense mitigation efforts; the Company’s reliance on third-party vendors for various services; adverse results from litigation, governmental investigations or tax-related proceedings or audits; the Company’s ability to attract and retain employees; the Company’s ability to satisfy pension and other postretirement employee benefit obligations; changes in accounting standards; the effect of labor strikes, lockouts and labor negotiations; regulatory and judicial rulings; the Company’s indebtedness and ability to comply with debt covenants applicable to its debt facilities; the Company’s ability to satisfy future capital and liquidity requirements; the Company’s ability to access the credit and capital markets at the times and in the amounts needed and on acceptable terms; and other events beyond the Company’s control that may result in unexpected adverse operating results. The Company’s actual results could also be impacted by the other risks detailed from time to time in its publicly filed documents, including in Item 1A (Risk Factors) of its most recent Annual Report on Form 10-K, in its Quarterly Report on Form 10-Q and in other reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

About Tribune Publishing:

Tribune Publishing Company (NYSE:TPUB) is a diversified media and marketing-solutions company that delivers innovative experiences for audiences and advertisers across all platforms. The company’s diverse portfolio of iconic news and information brands includes 11 award-winning major daily titles, more than 60 digital properties and more than 180 verticals in markets, including Los Angeles; San Diego; Chicago; South Florida; Orlando; Baltimore; Carroll County and Annapolis, Md.; Hartford, Conn.; Allentown, Pa., and Newport News, Va. Tribune Publishing also offers an array of customized marketing solutions, and operates a number of niche products, including Hoy, El Sentinel and VidaLatina, making Tribune Publishing the country’s largest Spanish-language publisher. Tribune Publishing Company is headquartered in Chicago.

Investor Contact:	Press Contacts:
Kimbre Neidhart, 469-528-9366	Dana Meyer, 312-222-3308
kneidhart@tribpub.com	dmeyer@tribpub.com

Tom Germinario/Kristian Klein/Ed McCarthy	Bryan Locke/Robin Weinberg/Jenny Gore
212-269-5550	312-895-4700